Exhibit 99.1

SINOHUB, INC. Secures Two New Bank Lines for $14 Million to Assist in Financing Rapid VCM Growth and to Expand Trade Relationships with Component Suppliers

SANTA CLARA, Calif. and SHENZHEN, China, June 2, 2010 – SinoHub, Inc. (NYSE Amex: SIHI), a rapidly growing electronics company in the People's Republic of China currently engaged in electronic component sales, private label mobile phone manufacturing and sales, and electronic component supply chain management (SCM) services, today announced that it has secured two new bank lines to assist in financing its Virtual Contract Manufacturing (VCM) business and expand trade relationships with component suppliers.

The first bank line was entered into on May 18, 2010 and is a revolving credit facility with the Shenzhen Branch of Jiangsu Bank for a total of approximately $9 million, extending from May 18, 2010 through May 17, 2011.  The credit line may be used in three different ways:
1.
A cash line to support working capital currently at 7.8% interest based on the People’s Bank rate of 5.31% plus a fixed margin of 2.49%. The cash line is limited to approximately $2.2 million of the total.

2.
Banker’s acceptances for short-term credit investments focused on easing the process of obtaining trade financing for imports and exports. Banker’s acceptances require a 30% deposit with Jiangsu Bank on which the Company earns 1.98% per annum and bear interest of 3.8% per annum to be paid at the initiation of each loan.

3.	Letters of credit for international suppliers with a 10% deposit with Jiangsu Bank.
The maximum of all loan amounts outstanding under this line excluding deposits at any one time cannot exceed approximately $7 million.

The second line, entered into on May 12, 2010, is a revolver with the Shenzhen Branch of Ningbo Bank for $5 million for the period extending from May 12, 2010 through April 22, 2011 and is strictly focused on international letters of credit. Each letter of credit requires a 10% deposit when it is opened.

Each of these credit lines is secured by a lien on the Company’s inventory and accounts receivable and is also secured by the unlimited personal guaranty of SinoHub’s Chief Financial Officer, De Hai Li.

As the Company’s new VCM business unit continues to grow, the credit facilities are part of a strategy concentrated on facilitating large orders for mobile phone handsets from current and new customers throughout Southeast Asia.  After the company experienced significant growth in the VCM business in Q1, SinoHub expects the unit to expand rapidly, requiring additional resources and capital to facilitate large orders.

SinoHub’s Chief Financial Officer, De Hai Li, stated, “We are very pleased to secure these credit lines for our VCM business segment and see no further need to access the capital markets at this time to support our current goals. With the recent tightening of credit markets across China, our steady growth, profitability, and cash flow have confirmed that our business is healthy and can issue debt to help finance the firm’s continued double-digit growth.”

About Jiangsu Bank
Bank of Jiangsu Company, Limited provides personal and commercial banking services. The company offers current, saving, and fixed deposit accounts; personal, car, housing, and consumer loans; certificate of deposits; and insurance products. It also provides working capital, fixed assets, and real estate development loans; business notes; letter of credit; foreign exchange settlement; bank guarantee; and factoring services. Additionally, the company offers syndicated and mortgage loans, short-term financing bonds, financial advisory; and intermediary, bond trading, and inter-bank lending services. Bank of Jiangsu was founded in 2007 and is based in Nanjing, China.  For further information, please contact the bank at (86) 40-0869-6098, or visit www.jsbchina.cn.

About Ningbo Bank
Bank of Ningbo Company Limited (SZSE: 002142) is a city commercial bank in Ningbo, Zhejiang, China. As of June 2008, it operated 78 branches in Ningbo and Shanghai. Since January 2008, Bank of Ningbo has become one of the constituent stocks in Shenzhen Stock Exchange Component Index.  In August 2008, the bank relocated several major departments from Ningbo to Shanghai.  The bank was founded in 1997 as the Ningbo Commercial Bank.  In 2007, it changed its name to Bank of Ningbo and listed its shares on the Shenzhen Stock Exchange.  In 2006, Singapore's Oversea-Chinese Banking Corporation took a 12.2% stake in Bank of Ningbo.  For further information, please contact the bank at (86) 574-8705-0028, or visit http://www.nbcb.com.cn.

About SinoHub, Inc.
SinoHub, Inc., founded in 2000 by veteran entrepreneur Harry Cochran and electronics industry veteran Lei Xia to play a part in the electronics revolution in China, provides virtual contract manufacturing, electronic component purchasing, and world-class supply chain management services with transparent information access for participants in the electronic components supply chain in China. SinoHub conducts substantially all of its operations through its wholly-owned subsidiary SinoHub Electronics Shenzhen Limited in the People's Republic of China and its wholly-owned B2B Chips subsidiary in Hong Kong, which offers electronic component purchasing and virtual contract manufacturing services currently focusing on the mobile phone market. For more information, visit the Company's Web site at http://www.sinohub.com and the B2B Chips Web site at http://www.b2bchips.com .

Cautionary Statement Regarding Forward-Looking Information
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements involve risks known to the Company, significant uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which may not even be anticipated, which may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. Such risks, uncertainties and factors include, but are not limited to, the Company’s ability to expand its customer base, the ability to access capital for such expansion, assumptions concerning future economic and competitive conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission including the Risk Factors detailed under Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 31, 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information Contact:

SinoHub, Inc.:
     Falicia Cheng
     Tel:   +86-755-2661-1080
     Email: falicia@sinohub.com

In the US:
     HC International, Inc.
     Ted Haberfield
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net